Consent of Independent Accountants

To the Board of Directors

Preferred Income Management Fund Incorporated:

We consent to the incorporation by reference in Amendment No. 4 to the Registration Statement of Preferred Income Management Fund Incorporated on Form N-2 (File No. 811-11652) of our report dated January 3, 1997, on our audit of the financial statements and financial highlights of the Fund, which report is included in the Annual Report to shareholders for the fiscal year ended November 30, 1996, which is incorporated by reference in the Amendment to the Registration Statement.

Boston, Massachusetts                       Coopers & Lybrand L.L.P.

March 24, 1997